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                                                                   Exhibit 10.19

                        MARKETING AND SERVICING AGREEMENT

          This Marketing and Servicing Agreement (the "Agreement") is entered into as of January 16, 2002 by and among Sovereign Bank, a federal savings bank ("Sovereign") and USI Insurance Services Corp., a Delaware corporation ("USI").

                                   BACKGROUND
                                   ----------

          A. USI, through its consolidated subsidiaries, is a distributor of insurance related financial services and outsourcing capabilities to middle market companies in the United States, including but not limited to, employer paid health insurance, employer paid welfare insurance, property insurance, casualty insurance, workers compensation insurance, bond and surety insurance coverage, 401K plans, non-qualified executive benefit plans services, life and disability insurance, insurance-related risk management consulting services, and voluntary worksite marketing products (as delivered through workplace counselors in either a standalone enrollment process or through employers' general benefits-wide enrollment processes) but excluding payroll processing services (which, for the purposes of this Agreement, shall be defined to include, integrated HRMS; payroll tax filing services for businesses through itself and through other vendors; standalone tax filing services through itself and through other vendors; standalone check printing services; and standalone W-2 printing services) that are not associated with USI's insurance-related products (all such products and services, whether offered by USI or its subsidiaries, shall be known collectively as "USI Products and Services") to its customers.

          B. Sovereign is a federal savings bank that provides, through itself, its affiliates and its subsidiaries, banking services in the Northeast United States, including but not limited to general consumer and business banking, cash management, commercial lending, equipment lending, equipment leasing, commercial real estate lending, auto finance, asset based and other specialty lending, and residential mortgage lending (all such products and services, whether offered by Sovereign or its subsidiaries, shall be known collectively as "Sovereign Products and Services").

          C. Sovereign and USI wish to form a business relationship whereby each will refer to the other prospective customers who are businesses ("Business Customers") in the States of Connecticut, Delaware, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Maryland and the District of Columbia (the "Territory"). Subject to the terms hereof, the parties also expect to market their products and services to individuals associated with such Business Customers ("Business-Related Individuals").

          Now, therefore, the parties agree as follows:

          1. Sovereign Prospects and Eligible Customers. Sovereign shall inform
             ------------------------------------------
USI of Sovereign's Business Customers who may be interested in USI Products and Services ("Sovereign Prospects") by submitting to USI referral data sheets in a mutually agreeable format. The referral data sheets shall include specification of the USI Products and Services believed to be of interest to the Sovereign Prospect. The referral data sheets may be sent to USI by fax, by mail, or by electronic mail to a designated USI address; or by any other mutually agreeable method. Sovereign shall not be required to refer any Sovereign customer or any particular Sovereign customer to USI. USI may reject a Sovereign Prospect if (a) the Sovereign Prospect is an existing customer of USI; (b) USI has previously received a referral of that Sovereign

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Prospect; or (c) for any reason or no reason. A Sovereign Prospect referred to
USI by Sovereign, and each Business-Related Individual, who purchases USI Products and Services at any time during the term of this Agreement will be deemed a "Sovereign Eligible Customer." Nothing in this Agreement shall prohibit USI from administering or terminating any relationship with any Sovereign Eligible Customer at any time, in USI's sole discretion.

          2. USI Prospects and Eligible Customers. USI shall inform Sovereign of
             ------------------------------------
USI's Business Customers who may be interested in Sovereign Products and Services ("USI Prospects") by submitting to Sovereign referral data sheets in a mutually agreeable format. The referral data sheets shall include specification of the Sovereign Products and Services believed to be of interest to the USI Prospect. The referral data sheets may be sent to USI by fax, by mail, or by electronic mail to a designated Sovereign address; or by any other mutually agreeable method. USI shall not be required to refer any USI customer or any particular USI customer to Sovereign. Sovereign may reject a USI Prospect if (a) the USI Prospect is an existing customer of Sovereign; (b) Sovereign has previously received a referral of that USI Prospect; or (c) for any reason or no reason. A USI Prospect referred to Sovereign by USI, and each Business-Related Individual, who purchases Sovereign Products and Services at any time during the term of this Agreement will be deemed a "USI Eligible Customer." Nothing in this Agreement shall prohibit Sovereign from administering or terminating any relationship with any USI Eligible Customer at any time, in Sovereign's sole discretion.

          3. Sovereign Fees. For the purposes of this Agreement, "USI Products
             --------------
and Services Eligible Revenue" is all commissions, fees and other revenues, of any sort, in cash or in kind, that USI or its subsidiaries receives as a result of sales of USI Products and Services to Sovereign Eligible Customers net of amounts paid to outside producers; contingent commissions, overrides and bonuses received by USI from third parties; interest income; and return commissions due as a result of cancellations and reductions of coverage and all other rebates, refunds and other adjustments. In consideration of Sovereign's referrals under this Agreement, USI will pay Sovereign or a designated affiliate of Sovereign a fee ("Sovereign Fees") equal to twenty percent (20%) of the USI Products and Services Eligible Revenue received during the term of this Agreement and, to the extent provided in Paragraph 11, thereafter; provided, however, that the parties agree to increase the Sovereign Fees if the USI Products and Services Eligible Revenue received reach certain thresholds. The increase in Sovereign Fees shall apply only to USI Products and Services Eligible Revenue received in excess of the applicable thresholds. These thresholds are as follows: (a) if the USI Products and Services Eligible Revenue received during the term of this Agreement meets or exceeds $1 million, the Sovereign Fees will be increased to twenty-two percent (22%); (b) if the USI Products and Services Eligible Revenue received during the term of this Agreement meets or exceeds $2 million, the Sovereign Fees will be increased to twenty-four percent (24%); (c) if the USI Products and Services Eligible Revenue received during the term of this Agreement meets or exceeds $3 million, the Sovereign Fees will be increased to twenty-six percent (26%); (d) if the USI Products and Services Eligible Revenue received during the term of this Agreement meets or exceeds $4 million, the Sovereign Fees will be increased to twenty-eight percent (28%); and, (e) if the USI Products and Services Eligible Revenue received during the term of this Agreement meets or exceeds $5 million, the Sovereign Fees will be increased to thirty percent (30%). USI will pay Sovereign Fees on a quarterly basis within forty-five (45) days after the close of each calendar quarter during which USI received USI Product and Service Eligible Revenue. All payments of Sovereign Fees will be accompanied by a report indicating the name and address of each Sovereign Eligible Customer resulting in received USI Products and Services Eligible

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Revenue for that quarter, as well as the following corresponding information:
the date of the referral, the USI Product(s) or Service(s) sold, the service commencement date, the amount of the USI Products and Services Eligible Revenue received, any rebates, refunds, return commissions and other adjustments on account of such quarter or prior periods and the amount of the Sovereign Fees associated with such Sovereign Eligible Customer. Fees payable in any question shall be adjusted to account for any rebates, refunds, return commissions, errors or other adjustments from prior periods. USI will have no obligation with respect to any referral not meeting the criteria set forth in Paragraph 1(a) or
(b) for payment of Sovereign Fees, except as the parties may otherwise agree in writing prior to any such referral. Following termination of this Agreement, USI will pay Sovereign Fees in accordance with Paragraph 11 hereof.

          4. USI Fees. For purposes of this Agreement, the definition of
             --------
"Sovereign Products and Services Eligible Revenue" shall be as mutually agreed by the parties. An addendum setting forth such agreement shall be signed by both parties and attached hereto as an Exhibit. Sovereign will pay USI a fee ("USI Fees") equal to a mutually agreed-upon percent of Sovereign Products and Services Eligible Revenue received during the term of this Agreement. Sovereign and USI will negotiate the USI Fees arrangement in good faith and as soon as practicable following the execution of this Agreement. Sovereign will pay USI Fees on a quarterly basis within forty-five (45) days after the close of each calendar quarter during which Sovereign received Sovereign Products and Services Eligible Revenue. All payments of USI Fees will be accompanied by a report indicating the name and address of each USI Eligible Customer resulting in received Sovereign Products and Services Eligible Revenue for that quarter, as well as the following corresponding information: the date of the referral, the Sovereign Product(s) or Service(s) sold, the service commencement date, the amount of the Sovereign Products and Services Eligible Revenue received, any rebates, refunds, return commissions and other adjustments on account of such quarter or prior periods and the amount of the USI Fees associated with such USI Eligible Customer. Fees payable in any quarter shall be adjusted to account for any rebates, refunds, return commissions, errors or other adjustments from prior periods. Sovereign will have no obligation with respect to any referral not meeting the criteria set forth in Paragraph 1(a) or (b) for payment of USI Fees, except as the parties may otherwise agree in writing prior to any such referral. Following termination of this Agreement, Sovereign will pay USI Fees in accordance with Paragraph 11 hereof.

          5. Referral and Marketing Activities. Sovereign and USI will work
             ---------------------------------
together diligently and in good faith to provide to the other appropriate, qualified referrals of customers located in the Territory and to cooperatively promote, market and cross-sell the parties' products and services in the Territory. The parties agree:

               (a) To commit and deploy internal management and staffing resources toward the successful planning, implementation, execution and on-going performance management of such referral and cross-selling activities;

               (b) To develop and use mutually agreeable identification and branding of products and services under the name "Sovereign USI" and further refine, as appropriate, in a manner which reflects the arrangements contemplated by this Agreement and maintains the distinctiveness and character of the trademarks, service marks and other intellectual property rights of the parties, in such manner as the parties may mutually agree in writing;

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               (c) In areas in which resources are not sufficient now or in the future, to procure quality personnel and provide comprehensive training to them to properly execute on referral and sales efforts involving the parties' customers and clients, in such manner as the parties may mutually agree in writing; and

               (d) To educate their sales and support teams about the referral relationship established by this Agreement and about the products and services of the other, and to instruct such teams, as appropriate, to cooperate with the other when customers or prospects wish to explore purchase of the other party's products and services.

          6. Referral Issue Resolution Process. Sovereign and USI will each
             ---------------------------------
appoint a representative to resolve referral and referral process-related issues, which representatives will have the authority to resolve referral and referral process-related conflicts. Sovereign's appointed representative shall be at the senior management level and USI's representative shall be at the executive management level of USI Northeast, Inc. If either party disputes whether a Prospect was, in fact, an existing customer of the other party, such dispute shall be resolved by reasonable documentation showing such customer relationship. If a customer has significant personnel or facilities located partly in and partly outside of the Territory, the parties will mutually agree whether such customer falls within the Territory for the purposes of this Agreement.

          7. Marketing Materials. The parties will create and provide mutually
             -------------------
agreeable marketing materials to support the referral activity discussed herein, which may be distributed only to customers located in the Territory. The level of participation and responsibility of the parties will be as is mutually agreed from time to time and may include joint material development, joint marketplace/tradeshow presence, mutual sponsorship of events, presence at the other party's sales conferences or other events or conferences, and other potential marketing efforts collectively undertaken by the parties. Unless otherwise agreed in writing between the parties, each party will bear its own expenses incurred in marketing activities supporting the referral relationship. Neither party shall distribute any marketing materials (including advertisements, promotional brochures, user guides, press releases, public announcements, web pages, web banners, metatags, or other notices in printed or electronic form) without the prior approval of the other party whenever such materials contain a reference to the other party, the other party's products or services, or the other party's proprietary logos, trademarks or service marks. Neither party shall, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to the other party's trademarks or trade names. Each party's use of the other party's trademarks shall be pursuant to the other party's trademark policies and procedures in effect from time to time. Neither party shall have the right to use any trademark of the other party except to refer to the other party's products or services in accordance with the provisions of this Agreement.

          8. Interface Integration. The parties will work together to develop,
             ---------------------
as soon as reasonably practicable given each party's available technical resources, any sales and service management or referral data base interfaces jointly determined by them to be necessary to implement the parties' mutual success under this Agreement. Each party will be responsible for its interface development costs. The parties shall work together in good faith to determine how the interfaces developed pursuant to this paragraph will be owned. Such interfaces shall be used solely for furthering the purposes of this agreement.

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          9. Term. This Agreement shall commence on the date hereof and remain
             ----
in effect until terminated pursuant to the provisions of Paragraph 10.

          10. Termination.
              -----------

               (a) Either party may terminate this Agreement for any reason at any time during the term by providing at least one hundred and eighty (180) days prior written notice to the other party.

               (b) Upon the occurrence of a material breach of this Agreement, the party not in breach shall have the right to terminate this Agreement upon written notice to the other party and the failure of the other party to cure such breach within sixty (60) days after the date of such written notice.

               (c) Either party may terminate this Agreement if the other party has entered into a transaction in which such party either sells all or substantially all of its assets or is involved in a merger, consolidation, reorganization, or sale or transfer of stock or other ownership interests and, as a result of such transaction, the entity acquiring such assets or directly or indirectly owning or controlling the acquiring or surviving entity following consummation of such transaction is a competitor to the other party to this Agreement, either directly or indirectly through entities under its ownership or control.

               (d) Either party may terminate this Agreement immediately if any voluntary or involuntary case, action or proceeding is commenced or filed by or against the other party under any bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect; or a custodian, receiver, trustee, assignee for the benefit of creditors generally (or other similar official) is appointed to take possession, custody or control of all or a substantial portion of the property of such party.

          11. Obligations of the Parties Upon Termination.
              -------------------------------------------

               (a) Upon termination of this Agreement for any reason, the parties will perform in good faith all of the obligations set forth in this Paragraph 11 during the transition periods specified herein (or as may be agreed to), and to otherwise cooperate responsibly in such transition. The parties' non-solicitation obligations set forth herein do not prohibit either party from conducting mass marketing campaigns or any other type of marketing which is not directly aimed at the Joint Customers, as that term is defined herein.

               (b) In the event this Agreement is terminated pursuant to Paragraph 10(a) or 10(c) hereto, termination shall take effect as set forth in such Paragraphs and:

                    (i) USI shall have the following obligations, so long as Sovereign is in material compliance with its obligations hereunder:

                         A. effective upon termination, USI may cease paying Sovereign Fees set forth in Paragraph 3 hereof and, for a period of two (2) years thereafter (the "Two Year Run-Off Period"), shall pay Sovereign a run-off fee ("Run-Off Fee") of twenty percent (20%) of the USI Products and Services Eligible Revenue received during the Two Year Run-Off Period; and

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                         B. during the Two Year Run-Off Period and for a period
                         of one (1) year thereafter, USI and its subsidiaries shall refrain from soliciting any Sovereign Eligible Customers who are, at the time of the proposed solicitation, still doing business with USI and USI Eligible Customers who are, at the time of the proposed solicitation, still doing business with Sovereign ("Joint Customers") to terminate their relationships with Sovereign or to purchase products and services competitive with the Sovereign Products and Services from other institutions.

                    (ii) Sovereign shall have the following obligations, so long as USI is in material compliance with its obligations hereunder:

                         A. effective upon termination, Sovereign may cease paying the USI Fees set forth in Paragraph 4 hereof and, for the Two Year Run-Off Period, shall pay USI a Run-Off Fee of a percentage to be mutually agreed-upon by the parties in good faith (and set forth in an addendum to be signed by both parties and attached hereto) of the Sovereign Products and Services Eligible Revenue received during the Two Year Run-Off Period; and

                         B. during the Two Year Run-Off Period and for a period of one (1) year thereafter, Sovereign and its subsidiaries shall refrain from soliciting any Joint Customers to terminate their relationship with USI or to purchase products and services competitive with the USI Products and Services through other brokers or service providers.

               (c) In the event this agreement is terminated pursuant under Paragraph 10(b), 10(d) or Paragraph 21 hereof, then termination shall take effect as set forth in such Paragraphs and:

                    (i) effective upon termination, USI may cease paying the Sovereign Fees set forth in Paragraph 3 hereof and, for the Two Year Run-Off Period, shall pay Sovereign a Run-Off Fee of twenty percent (20%) of the USI Products and Services Eligible Revenue received during the Two Year Run-Off Period, provided that Sovereign is in material compliance with its obligations hereunder and;

                    (ii) effective upon termination, Sovereign may cease paying the USI Fees set forth in Paragraph 4 hereof and, for the Two Year Run-Off Period, shall pay USI a Run-Off Fee of (in an amount to be mutually agreed-upon by the parties in good faith and set forth in an addendum to be signed by both parties and attached hereto) of the Sovereign Products and Services Eligible Revenue received during the Two Year Run-Off Period, provided that USI is in material compliance with its obligations hereunder.

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          12. Accountings and Audits. Each party shall maintain records of all
              ----------------------
activities subject to payments pursuant to this Agreement and furnish to the other, no less frequently than quarterly, a statement in such form and detail as to permit the parties to verify the receipt of all payments provided for herein. Each party shall allow the other party and its representatives, including independent certified public accounting firms designated by the other party, to have access, at a mutually agreed upon time during normal business hours, to the records and books of account that relate solely to the Agreement for the purpose of determining whether the appropriate payments have been made under this Agreement. Such audits may not be required more often than once every calendar year and shall relate only to the shorter period of (a) the previous twenty-four months and (b) the previous twenty-four months less any previously audited period. If any such audit properly determines a discrepancy, the audited party shall pay the amount of the fees due and, if there was an underpayment of greater than five percent (5%), the reasonable auditor's fees of the auditing party.

          13. Restrictions.
              ------------

               (a) Sovereign represents and warrants that neither it nor its subsidiaries has entered, and agrees that neither shall enter, into any servicing or referral agreement primarily focused on activities within the Territory that provides for Sovereign or its subsidiaries, during the term of this Agreement, to provide referral and cross-selling services with respect to products and services of the type described in this Agreement to Business Customers for the benefit of an insurance brokerage or insurance-related financial services company. Specifically excluded from the preceding sentence shall be agreements currently existing or under negotiation between Sovereign or its subsidiaries and third parties as disclosed on Schedule I and any renewals, extensions or replacements of such agreements that are substantially similar in scope. Sovereign does not authorize USI to take any actions or provide any service hereunder that would conflict with, or cause Sovereign to be in breach of, any exclusive arrangements with third parties as listed on Schedule I and any renewals, extensions or replacements of such agreements that are substantially similar in scope..

               (b) USI represents and warrants that neither it nor its subsidiaries has entered, and agrees that neither shall enter, into any servicing or referral agreement primarily focused on activities within the Territory that provides for USI or its subsidiaries, during the term of this Agreement, to provide referral and cross-selling services with respect to products and services of the type described in this Agreement to Business Customers for the benefit of a bank, savings association, credit union or other institution regulated by the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board or state agencies charged with regulating the same types of institutions.

               (c) This Agreement does not prohibit Sovereign from referring any business traditionally performed by law firms or accounting firms to any other entity or entering into an agreement for such business or services nor prohibit either party from making referrals of any business to third parties, provided that, on an annual aggregate basis, such referrals would have generated Sovereign Products and Services Eligible Revenue or USI Products and Services Eligible Revenue (as the case may be) in an amount equal to less than five percent (5%) of the Sovereign Products and Services Eligible Revenue. Nothing in this Agreement prevents Sovereign or USI from marketing their products and services to Business-Related Individuals who were introduced via Paragraphs 1 and 2 hereof. Except as stated above, the business relationship between the parties shall be non-exclusive and shall not restrict either party from doing business with any third party.

          14. Independent Contractor Relationship. This Agreement is not
              -----------------------------------
intended to nor does it constitute or create a joint venture, partnership, or other relationship of any kind except as specifically described in this Agreement. Neither party shall have authority to bind the other. Each party shall be and remain an independent contractor and shall be solely responsible for all its employees and other obligations arising in respect of its performance of obligations under this Agreement. Except for any representations that may be contained in any web page (or promotional materials) that may be prepared jointly and agreed to by both parties, neither party shall be authorized to make representations to any third party regarding the other party or its products or services.

          15. Indemnification by Sovereign. Sovereign shall indemnify, defend
              ----------------------------
and hold harmless USI from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments and claims and demands of every kind or nature, including legal costs and attorneys fees, made by or on behalf of any party, person or governmental authority, arising out of or resulting from the inaccuracy or breach of any representation or warranty of Sovereign contained in this Agreement; any breach or default by Sovereign of any covenant, obligation or agreement of Sovereign contained in this Agreement; or any negligent, willful, fraudulent or dishonest act or omission of Sovereign or its agents or employees.

          16. Indemnification by USI. USI shall indemnify, defend and hold
              ----------------------
harmless Sovereign from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments and claims and demands of every kind or nature, including legal costs and attorneys fees, made by or on behalf of any party, person or governmental authority, arising out of or resulting from the inaccuracy or breach of any representation or warranty of USI contained in this Agreement; any breach or default by USI of any covenant, obligation or agreement of USI contained in this Agreement; or any negligent, willful, fraudulent or dishonest act or omission of USI or its agents or employees.

          17. Limitation of Liability. Neither party shall be liable to the
              -----------------------
other for any loss of profits or any special, incidental or consequential damages even if it has knowledge of the possibility of such potential loss or damage. Neither party's liability under this Agreement shall exceed the total referral fees received by it from the other party under this Agreement; provided that such limitation of liability shall not apply to liability of either party due to fraud and other intentional tortious or criminal acts.

          18. Confidentiality.
              ---------------

               (a) References in this Section to the "disclosing party" shall mean the party which discloses its own Confidential Information (defined below) to the other party, and the "recipient party" shall mean the party receiving such Confidential Information.

               (b) The parties agree that it is the obligation of the recipient party to maintain the confidentiality of information provided by the disclosing party in connection with this Agreement. The parties shall treat as strictly confidential, and shall not use, disclose or permit to be used or disclosed at any time; except as specifically permitted in writing by the disclosing party, proprietary or confidential information of the disclosing party or that of its parent, affiliates, or subsidiaries, whether the recipient party has such information in its memory or it is embodied in writing, electronic or other physical form. Confidential or proprietary information shall include the Customer lists covered under Section 6 hereto and any other non-public information of the disclosing party, its parent, affiliates, or subsidiaries such as, without limitation, any development, sales, financial or accounting procedures, accounts, operations, techniques, methods, business plans, trade secrets, any and all information regarding the disclosing party's business or how the disclosing party does business or other property belonging to the disclosing party ("Confidential Information"). The recipient party shall promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information. Each party agrees to maintain and cause its employees, agents, contractors, subsidiaries and subcontractors to maintain the terms and conditions of this Agreement strictly confidential, and not to disclose same to any third party, except as expressly permitted in writing by the disclosing party. Each party agrees that its officers, directors, employees, agents, contractors, subsidiaries and subcontractors shall abide by the terms of this paragraph and that the recipient party shall be liable for any unauthorized use or disclosure of Confidential Information by any such person.

               (c) Each party shall limit the dissemination of the Confidential Information within its own organization, including its parent, affiliate, subsidiary or successor in interest, or within any subcontractors, to such individuals whose duties justify the need to know the Confidential Information.

               (d) Confidential Information shall not include information that:
(i) is authorized by the disclosing party in writing to be disclosed; (ii) is or becomes publicly available through no fault of the recipient party or any of the recipient party's directors, officers, employees, agents, contractors, subsidiaries or subcontractors; or (iii) is independently developed by the recipient party without any use or knowledge of the Confidential Information.

               (e) If any Confidential Information is required to be disclosed by law, the recipient party shall promptly notify the disclosing party prior to disclosing such Confidential Information unless prohibited by the terms of such legal requirement.

               (f) Upon written request following the termination of this Agreement, the recipient party shall promptly return to the disclosing party all Confidential Information, including all materials, data, forms, and all other materials and information provided by the disclosing party. That portion of the Confidential Information which is copied or stored in electronic form will be promptly deleted or destroyed upon the disclosing party's request, such destruction to be confirmed in writing to the disclosing party.

               (g) A recipient party recognizes that the disclosing party's Confidential Information is of a special, unique, extraordinary and intellectual character, which gives it peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law and that a breach by the recipient party of this Agreement may cause the disclosing party irreparable injury and damage. A recipient party agrees that the disclosing party shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by the recipient party without the necessity of proving damages and that the disclosing party shall not be required to post bond or any other form of guarantee as a condition of such relief. This provision shall not, however, be construed as a waiver of any rights which the disclosing party may have for damages or otherwise, nor shall it limit in any way any other remedies which may result from the breach of this Agreement.

               (h) The parties acknowledge that they each have special obligations under the United States Gramm-Leach-Bliley Act in regard to non-public information of its consumer customers and other confidential information. The parties agree to abide by the provisions of Exhibit A in regard thereto, which shall be cumulative to and not in derogation of any other provisions hereof regarding confidentiality of information.

          19. Legal Compliance; No Conflicts. Each party represents, warrants
              ------------------------------
and covenants to the other that in performing its obligations under this Agreement it shall, in all material respects, comply with all applicable federal, state and local laws and regulations including, but not limited to, those set forth in Section 305 of the Gramm-Leach-Bliley Act, as amended, and that it is free of any contractual or legal obligations that would prevent it from entering into this Agreement.

          20. Insurance Sales Activities. In no event shall this Agreement be
              --------------------------
construed to require Sovereign to undertake any activity that would require Sovereign to be licensed as an insurance agent or broker or that would otherwise constitute a violation of any applicable statute, rule, or regulation relating to the sale of insurance, except to the extent conducted by a duly licensed affiliate of Sovereign. USI shall not be required to make referral or other payments to Sovereign to the extent they are prohibited by regulation under such any such statute, rule or regulation, other than to a duly licensed affiliate of Sovereign in compliance therewith.

          21. Force Majeure. Neither party shall be liable or deemed to be in
              -------------
default for any delay or failure in performance under this Agreement when such failure or delay is due or attributable to or arises out of any Force Majeure Event, to the extent that the event is not within the reasonable control of the party whose performance under this Agreement is affected thereby and provided that a notice of occurrence of any Force Majeure Event is given by the affected party to the other party within a period of five (5) business days of such occurrence. The term "Force Majeure Event" as used in this Agreement includes the following events: war, hostilities, acts of the public enemy, sabotage, revolution, insurrection, riot or disorder; terrorist attacks, confiscation, embargo, nationalization or other similar government action, interference by, or restriction or onerous regulations imposed by civil or military authorities, whether legal or de facto and whether purporting to act under some constitution, decree, law or otherwise; act of God, fire, frost, earthquake, storm, lightning, flood, or perils of the sea; epidemic, strikes, lockouts or other labor disturbance; or any other cause (except financial) in the same class or kind as those set forth above and beyond the reasonable control of such party. If the Force Majeure Event continues unabated for an uninterrupted period of thirty
(30) days, then either party would be entitled to terminate this Agreement by notice in writing to the other whereupon this Agreement would stand terminated and the parties would proceed pursuant to Paragraph 11. A Force Majeure event does not excuse payment of any fees owed hereunder.

          22. Survival. The following provisions shall survive any termination
              --------
of this Agreement: Section 11 (Obligations of the Parties Upon Termination), (Section 12 (Accountings and Audits), Sections 15 and 16 (Indemnification),
Section 17 Limitation of Liability), Section 18 (Confidentiality) and Section 23 (Publicity).

          23. Publicity. Neither USI nor Sovereign shall undertake any
              ---------
advertising, promotional disclosures, press releases or other public announcements, regarding or related to this Agreement, without prior written approval of the other party; provided, however, that neither party shall be prohibited hereby from making disclosures to the extent required by law.

          24. Notices. All notices given under this Agreement shall be in
              -------
writing and delivered or transmitted by fax or mail to the address set forth below or such other address as a party may from time to time specify in writing to the other party, and shall be deemed effective upon the earlier of receipt by the sending party of confirmation of receipt of fax, or receipt by recipient. The addressees to which notice are initially to be sent are as follows:

          If to Sovereign to:

          Sovereign Bank
          Attn: Tye M. Barnhart, Senior Vice President
          1130 Berkshire Boulevard
          Wyomissing, PA 19610

          with a copy to:

          Sovereign Bank
          David A. Silverman, General Counsel
          1130 Berkshire Boulevard
          Wyomissing, PA 19610

          If to USI to:

          USI Insurance Services Corporation
          President and Chief Operating Officer
          50 California Street, 24th Floor
          San Francisco CA 94111
          Fax: (415) 983-1000

          with a copy to:

          USI Insurance Services Corporation
          Senior Vice President and General Counsel
          50 California Street, 24th Floor
          San Francisco CA 94111
          Fax: (415) 837-1650

          25. Attorneys' Fees. In the event of litigation or arbitration between
              ---------------
the parties concerning this Agreement, the prevailing party will be entitled to recover reasonable costs and expenses incurred in the litigation or arbitration, and any appeal therefrom, including costs, reasonable attorneys' fees and reasonable experts' fees.

          26. Governing Law. This Agreement shall be governed by the laws of the
              -------------
State of Delaware, without reference to its conflict or choice of law principles.

          27. Non-Assignment. Neither this Agreement, nor any rights or
              --------------
obligations in this Agreement, shall be assigned or otherwise transferred by either party without the written consent of the other party, which consent shall not be unreasonably withheld. If any assignment is made, by operation of law or otherwise, in violation of this provision, then this Agreement shall terminate. Any change of control of either party shall be subject to Paragraph 10(c) of this Agreement.

          28. Amendment. No modification of this Agreement shall be valid unless
              ---------
set forth in writing and signed by both parties.

          29. Entire Agreement. This Agreement constitutes the entire agreement
              ----------------
between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties.

          IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement as of the date set forth above.

                                            SOVEREIGN BANK


                                            By: /s/ Illegible
                                                -------------------------------
                                            Name: Illegible
                                                  -----------------------------
                                            Its:  S V P, Corporate Development
                                                  -----------------------------


                                            USI INSURANCE SERVICES CORPORATION


                                            By: /s/ Bernard H. Mizel
                                                -------------------------------
                                            Name: Bernard H. Mizel
                                                  -----------------------------
                                            Its:  CEO
                                                  -----------------------------